Exhibit 5.1

Citigroup Inc. One Court Square, 45th Floor Long Island City, New York 11120 December 18, 2013

Citibank, N.A.

399 Park Avenue

New York, New York

Ladies and Gentlemen:

I am an Assistant General Counsel – Capital Markets of Citigroup Inc. and, in such capacity, I have acted as counsel to Citibank, N.A. in connection with the issuance and sale of $1,125,000,000 aggregate principal amount of Citiseries Floating Rate Class 2013-A12 Notes of November 2016 (Legal Maturity Date November 2018) (the “Notes”) by Citibank Credit Card Issuance Trust (the “Issuance Trust”). The Notes will be issued pursuant to an Amended and Restated Indenture dated as of September 26, 2000, as amended and restated as of August 9, 2011, between the Issuance Trust and Deutsche Bank Trust Company Americas, as Trustee and an Issuer Certificate, dated as of December 18, 2013, relating to the Notes (the “Terms Document” and together, the “Indenture”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in or pursuant to the Indenture.

I have examined and relied upon the following: signed copies of the Indenture and the Registration Statement on Form S-3 (Registration No. 333-171055), as amended (the “Registration Statement”), for the registration of the Collateral Certificate and the Notes under the Securities Act of 1933, as amended (the “Act”); the prospectus dated October 30, 2013 and prospectus supplement dated December 11, 2013 relating to the Notes (together, the “Prospectus”); a specimen of the Notes, and originals, or copies certified or otherwise identified to my satisfaction, of such corporate records, certificates or documents as I have deemed appropriate as a basis for the opinion expressed below. In such examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon and subject to the foregoing, I am of the opinion that when the Notes have been duly executed, authenticated and delivered in accordance with the Indenture, and sold in the manner described in the Prospectus, the Notes will be legally issued, fully paid, non-assessable and binding obligations of the Issuance Trust, and the holders of the Notes will be entitled to the benefits of the Indenture.

Citibank, N.A.

Citiseries Class 2013-A12

December 18, 2013

The foregoing opinion is subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and subject to general principles of equity, regardless of whether such is considered in a proceeding in equity or at law.

I am admitted to the practice of law only in the State of New York and my opinion is limited to matters governed by the laws of the State of New York and Federal laws of the United States of America.

I consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K for incorporation into the Registration Statement and to the reference to my name in the Prospectus constituting a part of such Registration Statement under the heading “Legal Matters”. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Christopher R. Becker

Christopher R. Becker
Assistant General Counsel –
Capital Markets of Citigroup Inc.